Exhibit 99.1

Investor Update - August 13, 2013

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This update includes forecasted operational and financial information for our mainline and consolidated operations. Our disclosure of operating cost per available seat mile, excluding fuel and other items, provides us (and may provide investors) with the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expenses per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expenses for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

We are providing information about estimated fuel prices and our hedging program. Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period. Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2012. Some of these risks include general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our indebtedness, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, and changes in laws and regulations. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

ALASKA AIRLINES - MAINLINE
Operating Statistics

	July 2013	Change Y-O-Y
Revenue passengers (in thousands)	1,924	8.8%
Traffic (RPMs in millions)	2,521	9.2%
Capacity (ASMs in millions)	2,837	9.2%
Load factor	88.9%	0.1 pts
Passenger RASM (cents)	12.64¢	(1.2)%
RASM (cents)	14.60¢	(0.7)%
Economic fuel cost per gallon	$3.18	3.5%

Impact of Modified Affinity Card Agreement

As previously disclosed, Alaska modified its affinity card agreement with Bank of America in July 2013. We expect the modified agreement to result in an additional $56 million in cash flow annually given current volumes of miles sold under the agreement.

In connection with the application of relevant accounting standards, additional revenue associated with the modified agreement improved Mainline July PRASM and RASM growth by 0.7% and 1.3%, respectively. For the full third quarter, we expect the modified agreement will result in additional passenger revenue of $6 million to $9 million and additional other revenue of $14 million to $18 million (including approximately $8 million of revenue for miles sold in the first six months of 2013). The financial impact of the modified agreement is preliminary and subject to finalization.

In connection with the modified agreement and the application of accounting standards, we also expect to record a one-time favorable "special" revenue item in the third quarter of approximately $150 million to $175 million. This revenue item will be excluded from adjusted earnings as reported.

Third Quarter Revenue Guidance

Given current advance booked load factors and yield trends, we expect greater year-over-year PRASM and RASM declines in August and September than the declines reported for July.

Forecast Information

	Forecast Q3 2013	Change Y-O-Y	Prior Guidance July 25, 2013	Forecast Full Year 2013	Change Y-O-Y	Prior Guidance July 25, 2013
Capacity (ASMs in millions)	8,000 - 8,050	~ 8%	8,000 - 8,050	30,350 - 30,450	~ 8%	30,350 - 30,450
Cost per ASM excluding fuel and special items (cents)	7.45¢ - 7.50¢	~ 4.5%	7.45¢ - 7.50¢	~ 7.56¢	~ flat	~ 7.56¢
Fuel gallons (in millions)	101	~ 5%	101	390 - 395	~ 6.5%	390 - 395
Economic fuel cost per gallon(a)	$3.22	~ (0.5)%	$3.25	(a)	(a)	(a)

(a)
Our economic fuel cost per gallon estimate for the third quarter includes the following per-gallon assumptions: crude oil cost - $2.50 ($105 per barrel), refining margin - 44 cents, cost of settled hedges - 10 cents, with the remaining difference due to taxes and other into-plane costs. Because of the volatility of fuel prices, we do not provide full-year economic fuel estimates.

Changes in Advance Booked Load Factors (percentage of ASMs that are sold)(a)

	August	September	October
Point Change Y-O-Y	- 1.5 pts	- 1 pt	flat
Prior Guidance July 25, 2013 - Point Change Y-O-Y	+ 0.5 pts	- 1 pt	N/A

(a)	Percentage point change compared to the same point in time last year.

AIR GROUP - CONSOLIDATED
Operating Statistics

	July 2013	Change Y-O-Y
Revenue passengers (in thousands)	2,624	7.2%
Traffic (RPMs in millions)	2,767	8.4%
Capacity (ASMs in millions)	3,124	8.0%
Load factor	88.6%	0.3 pts
Passenger RASM (cents)	13.83¢	(0.5)%
RASM (cents)	15.85¢	(0.1)%
Economic fuel cost per gallon	$3.19	3.4%

Third Quarter Revenue Guidance

Given current advance booked load factors and yield trends, we expect greater year-over-year PRASM and RASM declines in August and September than the declines reported for July. Refer to the Impact on Modified Affinity Card Agreement paragraph for other impacts to PRASM and RASM.

Forecast Information

	Forecast Q3 2013	Change Y-O-Y	Prior Guidance July 25, 2013	Forecast Full Year 2013	Change Y-O-Y	Prior Guidance July 25, 2013
Capacity (ASMs in millions)	8,850 - 8,900	~ 7%	8,850 - 8,900	33,650 - 33,750	~ 7%	33,650 - 33,750
Cost per ASM excluding fuel and special items (cents)	8.25¢ - 8.30¢	~ 3%	8.25¢ - 8.30¢	~ 8.45¢	~ (0.5)%	~ 8.45¢
Fuel gallons (in millions)	115	~ 4.5%	115	445 - 450	~ 5.5%	445 - 450
Economic fuel cost per gallon	$3.22	~ (0.5)%	$3.25	(a)	(a)	(a)

(a)	Because of the volatility of fuel prices, we do not provide full-year economic fuel estimates.

Changes in Advance Booked Load Factors (percentage of ASMs that are sold)(a)

	August	September	October
Point Change Y-O-Y	- 1 pt	- 1 pt	flat
Prior Guidance July 25, 2013 - Point Change Y-O-Y	+ 1 pt	- 0.5 pts	N/A

(a)	Percentage point change compared to the same point in time last year.

Nonoperating Expense
We expect that our consolidated nonoperating expense will be approximately $5 million to $7 million in the third quarter of 2013.

AIR GROUP - CONSOLIDATED (continued)
Stock Repurchase
During 2013, Air Group has repurchased 1,162,852 shares of its common stock for approximately $66 million under our existing repurchase program. This includes 56,737 shares of its common stock repurchased for approximately $3.5 million from July 31, 2013 through August 9, 2013. This program does not have an expiration date, but is expected to be completed by December 31, 2014.

Cash and Share Count

	July 31, 2013	June 30, 2013
Cash and marketable securities	$1,461	$1,429
Common shares outstanding	69.869	70.009

Future Fuel Hedge Positions(a)
We use both call options on crude oil futures and swap instruments on LA Jet refining margins to hedge against price volatility of future jet fuel consumption. We have refining margin swaps in place for approximately 50% of our third quarter 2013 estimated jet fuel purchases at an average price of 52 cents per gallon. Our crude oil positions are as follows:

	Approximate % of Expected Fuel Requirements	Weighted-Average Crude Oil Price per Barrel	Average Premium Cost per Barrel
Third Quarter 2013	50%	$101	$11
Fourth Quarter 2013	50%	$102	$10
Remainder of 2013	50%	$102	$11
First Quarter 2014	50%	$103	$9
Second Quarter 2014	50%	$103	$8
Third Quarter 2014	44%	$103	$8
Fourth Quarter 2014	33%	$104	$7
Full Year 2014	44%	$103	$8
First Quarter 2015	28%	$104	$7
Second Quarter 2015	22%	$103	$6
Third Quarter 2015	17%	$106	$5
Fourth Quarter 2015	11%	$106	$5
Full Year 2015	19%	$104	$6
First Quarter 2016	6%	$105	$4
Full Year 2016	1%	$105	$4

(a)
All of our future oil positions are call options, which are designed to effectively cap the cost of the crude oil component of our jet fuel purchases. With call options, we benefit from a decline in crude oil prices, as there is no cash outlay other than the premiums we pay to enter into the contracts. During the second quarter of 2013, we changed the timing of our hedging program. Going forward, we will start hedging approximately 18 months in advance of consumption compared to 36 months historically. Additionally, we will reach our target of having 50% of consumption hedged 6 months in advance compared to 12 months historically.